As filed with the Securities and Exchange Commission on May 10, 2024

Registration Statement No. 333-267449

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-1 Registration Statement No. 333-267449

UNDER THE SECURITIES ACT OF 1933

NOGIN, INC.
(Exact name of registrant as specified in its charter)

Delaware	86-1370703
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17 Park Avenue New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

Michael Bassiri

General Counsel and Vice President of Corporate and Business Development

17 Park Avenue

New York, NY 10016

(Name and address of agent for service)

(949) 222-0209

(Telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY

Phone: (212) 446-4800

Facsimile: (212) 446-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Nogin, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-1 (No. 333-267449), originally filed by the Company with the Securities and Exchange Commission on September 16, 2022, pertaining to the registration of 107,605,378 shares of common stock, par value $0.0001 per share (“Common Stock”) (the “Registration Statement”).

On May 3, 2024, the Company emerged from bankruptcy, pursuant to that certain First Amended Joint Chapter 11 Plan of Nogin, Inc. and Its Debtor Affiliates, approved and confirmed by the United States Bankruptcy Court for the District of Delaware on March 28, 2024. As a result of the emergence, all offers and sales of the Company’s securities pursuant to the Registration Statement have been terminated.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, NY on May 9, 2024.

NOGIN, INC.

By:	/s/ Jonathan S. Huberman
	Name:	Jonathan S. Huberman
	Title:	Chief Executive Officer, President and Director

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.